EXECUTION COPY



                               PURCHASE AGREEMENT



                                                       November 17, 2003


Eaton Vance Tax-Advantaged Dividend Income Fund
c/o Eaton Vance Management
The Eaton Vance Building
255 State Street
Boston, Massachusetts 02109
Facsimile Number: (617) 338-8054
Attention: William R. Cross

Ladies and Gentlemen:

1. Registration Statement and Prospectus. Vornado Realty Trust, a Maryland real estate investment trust (the "REIT") has filed with the Securities and Exchange Commission (the "SEC") a Registration on Form S-3 (File Nos. 333-29013, 333-40787 and 333-108138), including a Prospectus, dated August 28, 2003, relating to, among other things, certain of the REIT's equity Securities (the "BASE PROSPECTUS") and will file a Prospectus Supplement, dated November 17, 2003, to the Base Prospectus relating to the REIT's 7.00% Series D-10 Cumulative Redeemable Preferred Shares of Beneficial Interest, liquidation preference $25.00 per share (the "SHARES") (the "PROSPECTUS SUPPLEMENT" and, together with the Base Prospectus, the "PROSPECTUS"). As used herein, the terms "Registration Statement", "Base Prospectus", "Prospectus Supplement", and "Prospectus" include in each case the material incorporated by reference therein.

2.   Certain Representations; Opinion of Counsel.
     -------------------------------------------

     (a) The REIT represents and warrants to Eaton Vance Tax-Advantaged Dividend Income Fund, a Massachusetts business trust (the "SUBSCRIBER"), as follows:

          (i) The REIT has delivered to the Subscriber true, correct and complete copies (including all exhibits) of (i) the REIT's Annual Report on Form 10-K for the year ended December 31, 2002, (ii) the REIT's Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2003, (iii) the Current Reports of the REIT on Form 8-K filed with the SEC on May 28, June 2 and September 23, 2003 (collectively, the "VORNADO REPORTS"). The Vornado Reports were prepared and filed in compliance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), or the Securities Act of 1933, as amended (the "SECURITIES ACT"), as applicable, and the rules and regulations promulgated by the SEC thereunder, and did not, as of their respective dates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not


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              misleading. The consolidated financial statements and the interim consolidated financial statements of the REIT included in the Vornado Reports were prepared in accordance with generally accepted accounting principles (except as may be indicated in the notes thereto) and fairly presented the consolidated financial condition and results of operations of the REIT and its subsidiaries at the dates thereof and for the periods then ended, subject, in the case of the interim consolidated financial statements, to normal year end adjustments and any other adjustments described therein. Since December 31, 2002, the REIT has filed all periodic or other reports required to be filed with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

         (ii) Since September 30, 2003, there has not been any material adverse change in or affecting the business, assets, financial condition or business prospects of the REIT and its subsidiaries taken as a whole, otherwise than as set forth or contemplated in the Vornado Reports.

        (iii) The REIT has all requisite trust authority and power to execute and deliver this Agreement, the Exemption and Designation Pursuant to Section 6.6(l) of the Amended and Restated Declaration of Trust of Vornado Realty Trust (the "WAIVER") and the Articles Supplementary of the REIT with respect to Shares approved by a Pricing Committee of the REIT's Board of Trustees on and as of November 17, 2003 (the "ARTICLES SUPPLEMENTARY") and to consummate the transactions contemplated hereby and thereby, including filing the Prospectus Supplement with the SEC pursuant to Rule 424 promulgated under the Securities Act. The execution and delivery of this Agreement, the Waiver and the Articles Supplementary and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite trust action on the part of the REIT, and no other proceedings on the part of the REIT are necessary to authorize this Agreement, Waiver or the Articles Supplementary or to consummate the transactions contemplated hereby and thereby. Each of this Agreement, the Waiver and the Articles Supplementary has been duly and validly executed and delivered by the REIT and, assuming this Agreement has been duly authorized, executed and delivered by the Subscriber and assuming that the Tax Representation Letter Agreement in connection with the Waiver, dated November 17, 2003, has been duly authorized, executed and delivered by the Subscriber, constitutes a valid and binding agreement of the REIT enforceable against the REIT in accordance with its terms except as may be limited by applicable bankruptcy, conservatorship, receivership, insolvency, reorganization, moratorium or similar laws affecting rights of creditors generally and by general principles of equity.

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         (iv) Neither the execution and delivery of this Agreement, the Waiver or the Articles Supplementary by the REIT nor the consummation by the REIT of the transactions contemplated hereby or thereby nor compliance by the REIT with any of the provisions hereof or thereof will (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of the Amended and Restated Declaration of Trust of the REIT, as amended, including through the Articles Supplementary (the "DECLARATION OF TRUST"), any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the REIT is a party or by which it or any of its properties or assets may be bound or (ii) to the knowledge of the REIT, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the REIT or any of its properties or assets, except in the case of (ii) for violations, breaches or defaults that would not in the aggregate have a material adverse effect on the business or financial condition of the REIT and its subsidiaries taken as a whole and that shall not materially impair the effectiveness of the transactions contemplated hereby.

          (v) No action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration, is pending or, to the knowledge of the REIT, threatened, at law or in equity, against the REIT before or by any federal, state, county or municipal court, tribunal, government, or any department, agency, bureau, board or commission, regulatory authority, or other governmental or similar type body, subdivision or instrumentality obtaining authority therefrom or created pursuant to any law which if determined adversely to the REIT could reasonably be expected to interfere in any material respect with the ability of the REIT to perform its obligations pursuant to this Agreement or the Articles Supplementary or which seek to restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the Articles Supplementary or the carrying out of this Agreement or the Articles Supplementary. There are no judgments, decrees or orders entered on a suit or proceeding against the REIT which, if determined adversely to the REIT could reasonably be expected to materially adversely affect the ability of the REIT to perform its obligations pursuant to this Agreement or the Articles Supplementary, or which seeks to restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the Articles Supplementary or the carrying out of this Agreement or the Articles Supplementary.

         (vi) The REIT has delivered to the Subscriber a true and complete copy of the Declaration of Trust and By-Laws of the REIT, each as amended or supplemented (including all Articles Supplementary and exhibits), which

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              has been filed with the State Department of Assessments and
              Taxation of Maryland, and such has not been amended and no such amendment to said Amended and Restated Declaration of Trust has been approved by the Board of Trustees or the shareholders of the REIT since the Articles Supplementary were approved by said Board of Trustees on and as of November 17, 2003.

        (vii) The Shares have been duly authorized and, when issued pursuant to the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable and will be free of any preemptive rights. In addition, the Shares, when issued pursuant to the terms of this Agreement, will not constitute "Excess Stock" as defined under the Declaration of Trust.

       (viii) The Registration Statement and the Prospectus (A) comply in all material respects with the Securities Act and the applicable rules and regulations thereunder, (B) correctly describe in all material respects the business of the REIT and (C) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         (ix) The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, when they became effective or were filed with the SEC, as the case may be, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder.

          (x) The Prospectus Supplement will be filed with the SEC in the manner and within the time period required by Rule 424(b). The Registration Statement has been declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement and no order directed at any document incorporated by reference in the Prospectus or any amendment or supplement thereto has been issued, and no proceedings for that purpose have been instituted or threatened by the SEC.

         (xi) The REIT is a real estate investment trust, duly formed and existing under the laws of the state of Maryland in good standing with the State Department of Taxation of Maryland, with trust power to own, lease and operate its properties and to conduct its business and is duly qualified as a foreign organization to transact business and is in good standing in each jurisdiction in which such qualification is required except where the failure to so qualify would not have a material adverse effect on the condition, financial or otherwise, or the earnings, business affairs or business prospects of the REIT and its subsidiaries taken as a whole.

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        (xii) Neither the REIT nor any subsidiary of the REIT has any present plan or intention, and neither the REIT nor any subsidiary of the REIT has any actual knowledge of any present plan or intention of any partner in Vornado Realty L.P., a Delaware limited partnership (the "PARTNERSHIP"), to take any action or actions that would or likely would result in the Partnership becoming a PTP in the foreseeable future. Neither the REIT nor any subsidiary of the REIT has actual knowledge of facts that reasonably would cause it to expect that the Partnership would or likely would become a PTP in the foreseeable future.

       (xiii) The REIT has properly elected to be taxed as a Qualified REIT in accordance with Sections 856 to 860 of the Code, currently qualifies for taxation as a Qualified REIT and has no plan or intention or knowledge of facts that likely would cause it to fail to qualify for taxation as a Qualified REIT in the foreseeable future.

        (xiv) Upon issuance of the Shares to the Subscriber pursuant to this Agreement, there shall be no class or series of shares of beneficial interest in the REIT authorized or outstanding that shall be entitled to the receipt of dividends or distributions or of amounts distributable upon liquidation, dissolution or winding up of the REIT in preference or priority to the holders of the Shares.

         (xv) No Existing Constructive Holder has sent the REIT a Section 6.9(a) Notice (as such term is defined in Section 9(b) of the Declaration of Trust) that an event described in Section 6.9(a) of the Declaration of Trust has occurred and is continuing.

        (xvi) For so long as the Waiver remains in effect, the Company, upon the written request of the Subscriber shall use commercially reasonable efforts to cooperate with and respond in writing to written inquiries regarding Vornado's tenants or such other information about the REIT and its shareholders to assist the Subscriber in determining compliance with the representations, warranties and undertakings on which the Waiver relies.

     As used herein, the following terms have the following meanings:

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "PTP" means a "publicly traded partnership" within the meaning of Section 7704 of the Code.

     "QUALIFIED REIT" means an entity that has properly elected to be taxed as a real estate investment trust in accordance with Sections 856 to 860 of the Code, currently qualifies for taxation as a real estate investment trust thereunder.

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     (b) At the Closing (as defined below), counsel to the REIT will render opinions to the Subscriber in substantially the forms attached hereto as Exhibits A and B.

3.   Sale of Shares.
     --------------

     (a) The REIT hereby agrees to sell to the Subscriber, and the Subscriber hereby agrees to purchase from the REIT, 1,600,000 Shares. The purchase price of each Share is $25.00, and is payable in cash at the Closing.

     (b) The sale and purchase of the Shares (the "CLOSING") shall take place at the offices of the REIT on November 17, 2003 (the "CLOSING DATE").

     (c) On the Closing Date, the Subscriber shall, if the condition set forth in Section 3(d) below is satisfied on the Closing Date, pay to the REIT by wire transfer in immediately available funds the purchase price of the Shares purchased by the Subscriber, against delivery to such Subscriber of each of the documents set forth on Schedule A attached hereto.

     (d) The obligations of the Subscriber to purchase the Shares hereunder are subject to the accuracy of the REIT's representations and warranties contained herein, the opinions to be delivered to pursuant to Section 1(b) and the delivery of the documents set forth on Schedule A.

     (e) The obligation of the REIT to issue and sell any of the Shares is subject to the accuracy of the representations and warranties of the Subscriber contained herein and the delivery by the Subscriber of the entire purchase price.

4.   Subscriber Representations.
     --------------------------

     The Subscriber represents and warrants to the REIT that it is able to bear the economic risk of losing its entire investment in the Shares and understands that an investment in the the REIT involves substantial risks; the Subscriber has the power and authority to enter into this Agreement, and the execution and delivery of, and performance under this Agreement, shall not conflict with any rule, regulation, judgment or agreement applicable to the Subscriber. The Subscriber has had the opportunity to discuss the REIT's affairs with the REIT's officers.

5.   Covenant of the REIT.
     --------------------

     The REIT shall not issue any Shares to any Person other than the 1,600,000 Shares to be issued to the Subscriber herewith or a holder of Series D-10 Preferred Units of the Partnership (the "UNITS") upon redemption of such Units.

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6.   Miscellaneous.
     -------------

     (a) This Agreement may not be amended or terminated except by written agreement of the Subscriber and the REIT. This Agreement shall be binding on the parties and on their permitted assigns.

         This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

     (b) This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The federal and state courts sitting in the Borough of Manhattan in The City of New York, New York, shall have exclusive jurisdiction over all matters relating to this Agreement.

     (c) All notices, requests, service of process, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered (i) on the date personally delivered or
         (ii) one day after properly sent by recognized overnight courier, addressed to the respective parties at their address set forth in this Agreement or (iii) on the day transmitted by facsimile so long as a confirmation copy is simultaneously forwarded by recognized overnight courier, in each case addressed to the respective parties at their address or facsimile number set forth in this Agreement. Any party hereto may designate a different address or facsimile number by providing written notice of such new address or facsimile number to the other party hereto as provided above.

     (d) Without prejudice to its ability to recover for any losses, damages or liabilities relating to any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties hereto shall pay its own costs and expenses (including fees of its counsel) in connection with this Agreement and the transactions contemplated hereby and any amendments, consents or waivers (whether or not the same become effective) under or in respect of this Agreement.

     (e) The continuing liability of each of the Subscriber and the REIT hereunder from and after the effectiveness of the transactions hereunder contemplated to occur at the closing shall not exceed the amount of money constituting the purchase price of the Shares purchased by the Subscriber.

     (f) The covenant of the REIT in Section 5 hereof shall survive the Closing so long as the Shares are outstanding. The representations and warranties of the Subscriber and the REIT herein contained shall survive the Closing to the extent provided by the statute of limitations as to such breaches under applicable law.

     (g) A copy of the Agreement and Declaration of Trust of the Subscriber is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice hereby is given that this Agreement is executed on behalf of the Subscriber by an

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         officer or Trustee of the Subscriber in his or her capacity as an officer or Trustee of the Subscriber and not individually and that the obligations under or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and properties of the Subscriber.

















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         If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, and upon the acceptance hereof by you this letter and such acceptance hereof shall constitute a binding agreement between the REIT and the Subscriber.


                                        VORNADO REALTY TRUST
                                        888 Seventh Avenue
                                        New York, New York 10019
                                        Facsimile: 212-894-9000
                                        Attention:  Executive Vice President -
                                                    Finance and Administration
                                                    and Chief Financial Officer



                                         By /s/ Joseph Macnow
                                            ------------------------------------
                                            Name:   Joseph Macnow
                                            Title:  Executive Vice President -
                                                    Finance and Administration
                                                    and Chief Financial Officer



Confirmed, accepted and agreed
as of the date hereof:

EATON VANCE TAX-ADVANTAGED DIVIDEND INCOME FUND
c/o Eaton Vance Management
The Eaton Vance Building
255 State Street
Boston Massachusetts 02109
Facsimile: (617) 338-8054
Attention:


By  /s/ Thomas E. Faust, Jr.
    ---------------------------------------------
    Name:     Thomas E. Faust, Jr.
    Title:    President




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                                   SCHEDULE A

1. The Articles Supplementary with respect to 7.00% Series D-10 Cumulative Redeemable Preferred Shares, dated as of November 17, 2003 in the form attached hereto as Exhibit C as filed with and accepted by the State Department of Assessments and Taxation of Maryland.

2. The legal opinions issued by Sullivan & Cromwell LLP and Venable LLP to the Subscriber, dated as of November 17, 2003.

3.   The good standing certificate of the REIT.

4.   The Cross-Receipt.

5. Officer's Certificate of Vornado Realty Trust certifying as to authority, good standing, and incumbency and attaching certified copies of resolutions of the Board of Trustees.

6. The Exemption and Designation Pursuant to Section 6.6(1) of the Amended and Restated Declaration of Trust of Vornado Realty Trust.